State  of  Delaware
Secretary  of  State
Division  of  Corporations
Filed  09:00  AM  02/06/1998
981048583  -  2855739


                          CERTIFICATE OF INCORPORATION
                                       OF
             The World Auction Market and Exchange (Holdings), Inc.
                               A CLOSE CORPORATION


FIRST: The name of this corporation is The World Auction Market and Exchange (Holdings), INc.

SECOND:  Its registered office in the State of Delaware is to be located at 1313
N. Market St., Wilmington, DE 19801-1151, County of New Castle. The registered agent in charge thereof is The Company Corporation, address "same as above".

THIRD: The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on, are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The amount of total authorized shares of stock of this corporation is 1,500 shares of .001 par value.

FIFTH:  The  name  and  mailing  address  of  the  incorporator  is:
Regina  Cephas,  1313  N.  Market  St.,  Wilmington,  DE  19801-1151.

SIXTH: All of the corporation's issued stock, exclusive of treasury shares, shall be represented by certificates and shall be held of record by not more than thirty (30) persons.

SEVENTH: All of the issued stock of all classes shall be subject to one or more of the restrictions on transfer permitted by Section 202 of the General Corporation Law.

EIGHTH: The corporation shall make no offering of any of its stock of any class which would constitute a "public offering" within the meaning of the United States Securities Act of 1933 as it may be amended from time to time.

NINTH: Directors of the corporation shall not be liable to either the corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: (1) a director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful payments of dividends or unlawful stock purchases or redemption by the corporation; or (4) a transaction from which the director derived an improper personal benefit.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate and do certify that the facts herein are true, and I have accordingly hereunto set my hand.


DATED:  FEBRUARY  16,  1998                            /s/  Regina Cephas


                                                        Regina  Cephas